EXHIBIT 10.2

SECOND AMENDMENT TO THE

SUPERVALU INC.

EXECUTIVE AND OFFICER SEVERANCE PAY PLAN

SUPERVALU INC., a Delaware corporation, has heretofore established and maintains the plan entitled SUPERVALU INC. Executive and Officer Severance Pay Plan as amended from time to time (“Plan”).  Pursuant to Section 7 of the Plan document, the Plan is hereby amended as follows in “Second Amendment to the SUPERVALU INC. Executive and Officer Severance Pay Plan”:

1.              EXCLUSIONS.  Section 4(f) of the Plan is amended to read as follows:

4(f)  employee is employed in a business unit in which a sale or other transfer of the business unit, a portion of the business unit, or specific assets of the business unit to another employer occurs and, (i) upon or within one hundred twenty days (120) days following the closing of that transaction, (A) employee accepts any position with the other employer or (B) is offered a position that does not require relocation and with total annual cash compensation that is not less than the employee’s current total annual cash compensation, even if employee does not accept such offer; provided that, employee remains employed by the Company through the occurrence of either (A) or (B) or (ii) the employment of employees employed by such business unit is continued immediately following the closing of that transaction by operation of law.  For purposes of this subparagraph 4(f), “business unit” shall mean any subunit of the Company as defined at the discretion of the Company (e.g., subsidiary, district, region, or cost center may be “business units” under this subparagraph);

2.              CLAIMS PROCEDURE. Section 8(a) of the Plan is amended to read as follows:

8(a) Initial Claim and Decision. If a participant (referred to as claimant for remainder of Section 8) believes that she or he is not receiving a benefit she or he is entitled to receive under the Plan, the claimant may file a claim with the Senior Vice President of Corporate Human Resources.  The claim must be in writing, must include the facts and arguments the claimant wants considered, and must be filed within one year of the date the claimant knew (or should have known) the facts behind the claim.  The Senior Vice President of Corporate Human Resources has 90 days after receiving the claim to make a decision and notify the claimant if the claim is denied in whole or in part.  The notice of denial will state the reasons for denial, the Plan provisions on which the denial is based, a description of additional material (if any) needed from the claimant and why, the procedure for requesting a review of the denial, and the participant’s right to file a civil action under section 502(a) of ERISA if the claim is denied upon review.

3.              EFFECTIVE DATES: This Second Amendment is effective as to all participants under this plan as of January 3, 2013.

4.              SAVINGS CLAUSE.  Save and except as hereinabove expressly amended, the Plan document shall continue in full force and effect.